Exhibit 99.1

News Release
For Immediate Release
Sallie Mae Announces Pete Graham as Next Chief Financial Officer
Graham Set to Join Company on Sept. 18 and Will Officially
Begin Serving as CFO on Oct. 27

NEWARK, Del., Aug. 28, 2023 - Sallie Mae® (Nasdaq: SLM), formally SLM Corporation, today announced Pete Graham as its next Chief Financial Officer. Graham will join the company on Sept. 18 as an Executive Vice President and will officially assume the role of Chief Financial Officer on Oct. 27. He will be responsible for finance, accounting, and treasury activities, as well as equity and fixed income investor relations. He will also serve as the lead financial spokesperson for the company.

He succeeds Steve McGarry, who entered into a retention agreement with the company earlier this year. McGarry will serve as the Chief Financial Officer until Oct. 27, and will then remain with the company as an Executive Vice President consistent with the terms of his retention agreement.

“Like so many families that Sallie Mae serves, access to higher education was pivotal to my unique journey and I feel a particularly deep connection to the company’s mission,” said Graham. “I am thrilled to be joining the team to power confidence in students and families while driving meaningful growth, continued efficiency, and long-term value for shareholders.”

Graham brings more than 30 years of extensive experience in financial services and public accounting, most recently serving as Chief Financial Officer for PRA Group. He was at General Electric for more than a decade where he held various executive finance roles of increasing responsibility including Chief Financial Officer for GE Commercial Distribution Finance and GE Capital Markets. Prior to his time at GE, Graham led audit and advisory teams at KPMG LLP serving financial services clients in insurance, banking, and asset management.

“Pete is an experienced public company chief financial officer who brings a rich and diversified background to Sallie Mae,” said Jon Witter, CEO, Sallie Mae. “He is a strategic leader committed to operational efficiency and capital allocation discipline and will be integral to our growth and long-term value creation. I’m pleased to welcome him to our leadership team.”

Witter continued, “I want to also thank Steve McGarry for his many years of service and countless contributions to Sallie Mae. He’s been a trusted partner, leader, and friend. On behalf of our Board of Directors and entire leadership team, we wish him the best in retirement.”

Graham earned a bachelor's degree in accounting from the University of Connecticut.

For more information visit www.salliemae.com.

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Sallie Mae (Nasdaq: SLM) believes education and life-long learning, in all forms, help people achieve great things. As the leader in private student lending, we provide financing and know-how to support access to college and offer products and resources to help customers make new goals and experiences, beyond college, happen. Learn more at SallieMae.com. Commonly known as Sallie Mae, SLM Corporation and its subsidiaries are not sponsored by or agencies of the United States of America.

Contacts:
Media:
Rick Castellano
302.451.2541
rick.castellano@salliemae.com

Investors:
Melissa Bronaugh
571.526.2455
melissa.bronaugh@salliemae.com